SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No.            )(1)


                    Dental/Medical Diagnostic Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  248 73K 20 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

CUSIP No. 248 73K 20 8                13G                      Page 1 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    J. Steven Emerson

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                    470,100
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                       0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                  470,100
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                         0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        470,100

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                 8.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    J. Steven Emerson - IN

________________________________________________________________________________

CUSIP No. 248 73K 20 8                13G                    Page 2  of 5  Pages


________________________________________________________________________________
ITEM 1(A).  NAME OF ISSUER:

                    Dental/Medical Diagnostic Systems, Inc.

________________________________________________________________________________
ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    200 N. Westlake Boulevard, Suite 202
                    Westlake Village, California 91362

________________________________________________________________________________
ITEM 2(A).  NAME OF PERSON FILING:

                    J. Steven Emerson

________________________________________________________________________________
ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                    1056 Ilona Avenue
                    Los Angeles, CA  90064

________________________________________________________________________________
ITEM 2(C).  CITIZENSHIP:

                    United States of America

________________________________________________________________________________
ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $0.01

________________________________________________________________________________
ITEM 2(E).  CUSIP NUMBER:

                    248 73K 20 8

________________________________________________________________________________
ITEM 3.     TYPE OF REPORTING PERSON:

                    Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act.

     (c)  [_]  Insurance  Company as defined in Section 3(a)(19) of the Act.

     (d) [_] Investment Company registered under Section 203 of the Investment Company Act.

     (e) [_] Investment Adviser Registered under Section 8 of the Investment Advisers Act of 1940,

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment Fund See 13d-1(b)(1)(ii)(f);

     (g) [_] A Parent Holding, in accordance with Rule 13d-1(b)(1)(ii)(g) (Note: See Item 7),

     (h)  [_]  Group, in accordance with Rule 13-1(b)(1)(ii)(h).

CUSIP No. 248 73K 20 8                13G                    Page 3  of 5  Pages


ITEM 4.  OWNERSHIP.

               Included in rows 5 through 9 and 11 on page 2.

_______________________________________________________________________________
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

________________________________________________________________________________
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

________________________________________________________________________________
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

________________________________________________________________________________
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

________________________________________________________________________________
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

________________________________________________________________________________
ITEM 10.  CERTIFICATION.

               Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        6/30/99
                                        ----------------------------------------
                                                        (Date)


                                             /s/ J. Steven Emerson
                                        ----------------------------------------
                                                      (Signature)


                                                 J. Steven Emerson
                                        ----------------------------------------
                                                      (Name/Title)